Exhibit 10.3

NON-EMPLOYEE DIRECTOR COMPENSATION SCHEDULE

Overview

A summary of our annual non-employee director compensation is provided below:

Board Retainer	$60,000
Chairman’s Retainer	$100,000	(1)
Meeting Fees	No separate fees for board or committee meetings
Committee Retainer
Audit	$12,000
Compensation	$10,000
Nominating and Corporate Governance	$10,000
Committee Chair Retainer
Audit	$7,500
Compensation	$7,500
Nominating and Corporate Governance	$7,500
Equity Awards
Stock Options	$70,000	(2)
Restricted Stock Units	$70,000	(3)

(1)	The Chairman’s retainer includes, and is not in addition to, the standard board retainer.
(2)

Upon being elected or continuing as a director, each non-employee director will receive such number of restricted stock units as is determined by dividing $70,000 by the closing price of our common stock on the grant date.

(3)

Upon being elected or continuing as a director, each non-employee director will receive a stock option having $70,000 in value. The number of shares for which the option may be exercised will be determined by dividing $70,000 by a binomial valuation of an option of one share of our common stock on the grant date.

Vesting

Stock options and restricted stock units will vest 100% on the earlier of (i) the first anniversary of the grant date or (ii) immediately prior to the first annual meeting of shareholders following the grant date.

Deferred Compensation Plan

We have a non-employee director deferred compensation plan. This plan allows directors to defer all or a part of their cash retainers until their service on the board ends. Based on the deferral election, the director is credited with a number of share units which are equivalent to shares of our common stock with no voting rights. Upon cessation of service on the board, the director receives a share of common stock for each share unit in a lump sum distribution.

Restricted stock units are hypothetical shares of our common stock that are settled in shares of common stock on a one-for-one basis upon vesting. Under the deferred compensation plan, directors may defer receipt of shares issuable pursuant to the restricted stock units until their service on the board ends.